              As filed with the Securities and Exchange Commission
                               on January 5, 2001

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                                                      Registration No. 333-53028


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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-14

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

      |X| Pre-Effective Amendment No. 1 |_| Post-Effective Amendment No. __

                        WARBURG, PINCUS FOCUS FUND, INC.
               (Exact Name of Registrant as Specified in Charter)

                 Area Code and Telephone Number: (212) 875-3000

                              466 Lexington Avenue
                          New York, New York 10017-3147

               (Address of Principal Executive Offices) (Zip code)

                                Hal Liebes, Esq.
                        Warburg, Pincus Focus Fund, Inc.
                              466 Lexington Avenue
                          New York, New York 10017-3147

------------------------------------------ ------------------------------------
            Earl D. Weiner                          Rose F. DiMartino, Esq.
          Sullivan & Cromwell                       Willkie Farr & Gallagher
           125 Broad Street                            787 Seventh Avenue
          New York, NY 10004                        New York, NY 10019-6099
------------------------------------------ ------------------------------------

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Title of Securities Being Registered Common Stock, $.001 par value per share.

Registrant has registered an indefinite amount of securities pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended; accordingly, no fee is payable herewith in reliance upon Section 24(f).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine. This registration statement shall hereafter become effective in accordance with the provisions of section 8(a) of the Securities Act of 1933.

           PART A, PART B AND PART C OF THE REGISTRATION STATEMENT ARE
             INCORPORATED BY REFERENCE TO REGISTRANT'S REGISTRATION
              STATEMENT ON FORM N-14, FILED WITH THE COMMISSION ON
             DECEMBER 29, 2000 (ACCESSION NO. 0001005477-00-008831)

                                   SIGNATURES

     As required by the Securities Act of 1933, as amended, this Registration Statement has been signed on behalf of the registrant, in the City of New York and State of New York, on the 5th day of January 2001.

                                            Warburg, Pincus Focus Fund, Inc.

                                            By:  /s/ Eugene L. Podsiadlo
                                                 -----------------------
                                            Name:    Eugene L. Podsiadlo
                                            Title:   President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                Signature                 Title                          Date
                ---------                 -----                          ----
/s/  William W. Priest      *      Chairman of the Board     January 5, 2001
-----------------------------       of Directors
      William W. Priest

/s/ Eugene L. Podsiadlo            President                 January 5, 2001
-----------------------------
      Eugene L. Podsiadlo

/s/  Michael A. Pignataro          Treasurer and Chief       January 5, 2001
-----------------------------       Financial Officer
      Michael A. Pignataro

/s/  Richard H. Francis     *      Director                  January 5, 2001
-----------------------------
      Richard H. Francis

/s/  Jack W. Fritz           *     Director                  January 5, 2001
-----------------------------
      Jack W. Fritz

/s/  Jeffrey E. Garten       *     Director                  January 5, 2001
-----------------------------
     Jeffrey E. Garten

/s/  James S. Pasman, Jr.    *     Director                  January 5, 2001
-----------------------------
      James S. Pasman, Jr.

/s/  Steven N. Rappaport     *     Director                  January 5, 2001
-----------------------------
      Steven N. Rappaport

/s/  Alexander B. Trowbridge       Director                  January 5, 2001
-----------------------------
     Alexander B. Trowbridge

*By: /s/  Michael A Pignataro
-----------------------------
        Michael A. Pignataro
        Attorney-in-Fact